EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2018 Results and Provides Full Year 2018 Guidance Update
Summary of Second Quarter 2018 Results (in millions, except LNG data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Revenues	$1,543	$1,241	24%	$3,785	$2,452	54%
Net income (loss)[1]	$(18)	$(285)		$339	$(231)
Consolidated Adjusted EBITDA[2]	$531	$371	43%	$1,438	$854	68%
Weighted average number of common shares outstanding—basic	242.8	232.5		239.2	232.4
Weighted average number of common shares outstanding—diluted	242.8	232.5		241.7	232.4
LNG exported:
Number of cargoes	61	48	27%	128	91	41%
Volumes (TBtu)	219	170	29%	463	322	44%
LNG volumes loaded (TBtu)	222	167	33%	463	321	44%

Summary 2018 Full Year Guidance (in billions)

	2018
Consolidated Adjusted EBITDA[2]	$2.3	-	$2.5
Distributable Cash Flow[2]	$0.40	-	$0.55

Recent Highlights
Strategic

•	In May 2018, we made a positive Final Investment Decision (“FID”) with respect to Train 3 of the CCL Project (defined below), and issued full notice to proceed to Bechtel Oil, Gas and Chemicals, Inc.

•
In June 2018, we filed an application with the Federal Energy Regulatory Commission (“FERC”) with respect to Corpus Christi Stage 3 (defined below), consisting of seven midscale liquefaction Trains with an expected aggregate nominal production capacity of approximately 9.5 million tonnes per annum (“mtpa”).

Operational

•
As of July 31, 2018, approximately 150 cargoes have been produced, loaded, and exported from the SPL Project (defined below) year to date. To date, more than 400 cumulative LNG cargoes have been exported from the SPL Project, with deliveries to 28 countries and regions worldwide.

Financial

•	For the six months ended June 30, 2018, we achieved Consolidated Adjusted EBITDA of over $1.4 billion and Distributable Cash Flow of over $350 million.

•	In June 2018, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreement with BG Gulf Coast LNG, LLC relating to Train 3 of the SPL Project.

___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•
In June 2018, we reached a definitive agreement with Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”) (NYSE American: CQH) under which we will acquire all of the publicly-held shares of Cheniere Partners Holdings not already owned by us in a stock for share transaction pursuant to which the Cheniere Partners Holdings’ shareholders will receive a fixed exchange ratio of 0.4750 shares of Cheniere common stock for each outstanding publicly-held share of Cheniere Partners Holdings. The transaction is expected to close by the end of third quarter 2018, subject to customary closing conditions. Upon consummation of the transaction, Cheniere Partners Holdings will merge with and into a wholly owned subsidiary of Cheniere.

•
In June 2018, Cheniere Corpus Christi Holdings, LLC (“Corpus Christi Holdings”) amended and restated its existing working capital facility to increase total commitments to $1.2 billion. The working capital facility is intended to be used for loans and the issuance of letters of credit for certain working capital requirements related to developing and placing into operation the CCL Project.

•
In May 2018, Corpus Christi Holdings amended and restated its existing credit facilities to increase total commitments under the credit facilities to $6.1 billion. The proceeds will be used to fund a portion of the costs of developing, constructing, and placing into service the three Trains and the related facilities of the CCL Project and the Corpus Christi Pipeline, as well as for related business purposes.

Liquefaction Projects Update

	SPL Project		CCL Project
Liquefaction Train	Train 5	Train 6	Train 1	Train 2	Train 3
Project Status	Commissioning	Permitted	Commissioning	Under Construction	Under Construction
Project Completion Percentage(1)	95.1%	—	Stage 1 - 89.9%		28.7%(2)
Expected Substantial Completion	1H 2019	—	1H 2019	2H 2019	2H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of June 30, 2018
(2) Engineering 61.4% complete, procurement 47.3% complete, and construction 2.9% complete as of June 30, 2018

Houston, Texas - August 9, 2018 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported a net loss1 of $18 million, or $0.07 per share (basic and diluted), for the three months ended June 30, 2018, compared to a net loss of $285 million, or $1.23 per share (basic and diluted), for the comparable 2017 period. The decrease in net loss was primarily due to increased income from operations as a result of additional Trains in operation at the SPL Project, increased derivative gain, decreased loss on modification or extinguishment of debt, and decreased net income attributable to non-controlling interest, partially offset by increased interest expense, net of amounts capitalized.

Cheniere reported net income1 of $339 million, or $1.42 per share (basic) and $1.40 per share (diluted), for the six months ended June 30, 2018 compared to a net loss of $231 million, or $0.99 per share (basic and diluted), for the comparable 2017 period. The increase in net income was primarily due to increased income from operations as a result of additional Trains in operation at the SPL Project, increased derivative gain, and decreased loss on modification or extinguishment of debt, partially offset by increased interest expense, net of amounts capitalized.

Consolidated Adjusted EBITDA2 for the three and six months ended June 30, 2018 was $531 million and $1.4 billion, respectively, compared to $371 million and $854 million for the comparable 2017 periods. The increase in Consolidated Adjusted EBITDA was primarily due to increased income from operations.

During the three and six months ended June 30, 2018, 61 and 128 LNG cargoes, respectively, were exported from the SPL Project, none of which were commissioning cargoes. One cargo exported from the SPL Project and sold on a delivered basis was in transit as of June 30, 2018.

“Our results for the second quarter of 2018 reflect strong operational performance and continued robust and durable LNG market pricing,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “The second quarter was highlighted by the achievement of a positive FID on Train 3 at the CCL Project, which reinforces our position as the leader in U.S. LNG. We continue to see significant opportunities in the market today, and we are leveraging our world-class LNG platform to deliver on our growth plans.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from the SPL Project and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2018:

	Three Months Ended June 30, 2018		Six Months Ended June 30, 2018
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	222	—	463	—
Volumes loaded during the prior period but recognized during the current period	11	—	43	—
Less: volumes loaded during the current period and in transit at the end of the period	(3)	—	(3)	—
Total volumes recognized in the current period	230	—	503	—
In addition, during the three and six months ended June 30, 2018, we recognized the financial impact of 10 TBtu of LNG and 21 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Summary of Financial Performance
Second Quarter 2018 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of June 30, 2018 consisted of 100% ownership of the general partner of Cheniere Partners and 91.9% ownership interest in Cheniere Partners Holdings which owned a 48.6% limited partner interest in Cheniere Partners as of June 30, 2018.

Total revenues increased $302 million and $1.3 billion during the three and six months ended June 30, 2018 as compared to the respective 2017 periods. Total operating costs and expenses increased $240 million and $900 million during the three and six months ended June 30, 2018, compared to the respective 2017 periods. The increases in revenues and total operating costs and expenses for the three and six months ended June 30, 2018, compared to the respective 2017 periods, were primarily driven by the timing of completion of Trains at the SPL Project and the length of each Train’s operations within the periods being compared.

Selling, general and administrative expense included share-based compensation expenses of $20 million and $38 million for the three and six months ended June 30, 2018, respectively, compared to $13 million and $25 million for the comparable 2017 periods.

Net income attributable to non-controlling interest decreased $138 million and $13 million during the three and six months ended June 30, 2018 as compared to the three and six months ended June 30, 2017, primarily due to the non-recurrence of non-cash amortization of the beneficial conversion feature on Cheniere Partners’ Class B units that occurred during the comparable periods in 2017. Net income attributable to non-controlling interest during the three and six months ended June 30, 2017 included approximately $294 million and $378 million due to amortization of the beneficial conversion feature on Cheniere Partners’ Class B units. Partially offsetting this decrease was a higher non-controlling percentage interest due to the conversion of Cheniere Partners’ Class B units to Cheniere Partners’ common units in August 2017, and an increase in income recognized by Cheniere Partners and Cheniere Partners Holdings.

Capital Resources
As of June 30, 2018, we had cash and cash equivalents of $874 million available to us. In addition, we had current and non-current restricted cash of $2.4 billion designated for the following purposes: $846 million for the SPL Project, $678 million for the CCL Project, $675 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $198 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we are developing up to six natural gas liquefaction Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “SPL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG and an adjusted nominal production capacity of approximately 4.3 to 4.6 mtpa of LNG. Trains 1 through 4 are operational, Train 5 is undergoing commissioning, and Train 6 is being commercialized and has all necessary regulatory approvals in place.
CCL Project
We are developing three Trains near Corpus Christi, Texas (the “CCL Project”). Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG. Train 1 is undergoing commissioning, and Trains 2 and 3 are under construction.
Corpus Christi Stage 3
We are developing up to seven midscale liquefaction Trains adjacent to the CCL Project (“Corpus Christi Stage 3”), each with an expected nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 1.4 mtpa of LNG. The total expected nominal production capacity of the seven midscale Trains is approximately 9.5 mtpa of LNG. In June 2018, we filed an application with FERC to site, construct, and operate Corpus Christi Stage 3.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the second quarter of 2018 on Thursday, August 9, 2018, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements regarding the anticipated completion of the proposed transaction with Cheniere Partners Holdings and the timing thereof. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
LNG revenues	$1,442	$1,171	$3,608	$2,314
Regasification revenues	65	65	130	130
Other revenues	33	4	43	7
Other—related party	3	1	4	1
Total revenues	1,543	1,241	3,785	2,452

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	873	692	2,051	1,316
Operating and maintenance expense	147	117	287	195
Development expense	3	1	4	4
Selling, general and administrative expense	73	61	140	115
Depreciation and amortization expense	111	90	220	160
Restructuring expense	—	—	—	6
Impairment expense and loss on disposal of assets	—	6	—	6
Total operating costs and expenses	1,207	967	2,702	1,802

Income from operations	336	274	1,083	650

Other income (expense)
Interest expense, net of capitalized interest	(216)	(188)	(432)	(353)
Loss on modification or extinguishment of debt	(15)	(33)	(15)	(75)
Derivative gain (loss), net	32	(36)	109	(35)
Other income	10	5	17	7
Total other expense	(189)	(252)	(321)	(456)

Income before income taxes and non-controlling interest	147	22	762	194
Income tax benefit (provision)	3	(1)	(12)	(1)
Net income	150	21	750	193
Less: net income attributable to non-controlling interest	168	306	411	424
Net income (loss) attributable to common stockholders	$(18)	$(285)	$339	$(231)

Net income (loss) per share attributable to common stockholders—basic	$(0.07)	$(1.23)	$1.42	$(0.99)
Net income (loss) per share attributable to common stockholders—diluted	(0.07)	(1.23)	$1.40	$(0.99)

Weighted average number of common shares outstanding—basic	242.8	232.5	239.2	232.4
Weighted average number of common shares outstanding—diluted	242.8	232.5	241.7	232.4

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)

	June 30,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$874	$722
Restricted cash	2,386	1,880
Accounts and other receivables	278	369
Accounts receivable—related party	2	2
Inventory	233	243
Derivative assets	37	57
Other current assets	156	96
Total current assets	3,966	3,369

Non-current restricted cash	11	11
Property, plant and equipment, net	25,760	23,978
Debt issuance costs, net	97	149
Non-current derivative assets	107	34
Goodwill	77	77
Other non-current assets, net	309	288
Total assets	$30,327	$27,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29	$25
Accrued liabilities	1,382	1,078
Current debt	137	—
Deferred revenue	99	111
Derivative liabilities	81	37
Total current liabilities	1,728	1,251

Long-term debt, net	26,782	25,336
Non-current deferred revenue	—	1
Non-current derivative liabilities	24	19
Other non-current liabilities	59	59

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at June 30, 2018 and December 31, 2017
Issued: 260.7 million shares and 250.1 million shares at June 30, 2018 and December 31, 2017, respectively
Outstanding: 248.1 million shares and 237.6 million shares at June 30, 2018 and December 31, 2017, respectively	1	1
Treasury stock: 12.6 million shares and 12.5 million shares at June 30, 2018 and December 31, 2017, respectively, at cost	(394)	(386)
Additional paid-in-capital	3,664	3,248
Accumulated deficit	(4,288)	(4,627)
Total stockholders’ deficit	(1,017)	(1,764)
Non-controlling interest	2,751	3,004
Total equity	1,734	1,240
Total liabilities and equity	$30,327	$27,906

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and foreign currency exchange (“FX”) derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in CQP, CQH and Corpus Christi Holdings, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP, and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2018 and 2017 (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (loss) attributable to common stockholders	$(18)	$(285)	$339	$(231)
Net income attributable to non-controlling interest	168	306	411	424
Income tax provision (benefit)	(3)	1	12	1
Interest expense, net of capitalized interest	216	188	432	353
Loss on modification or extinguishment of debt	15	33	15	75
Derivative loss (gain), net	(32)	36	(109)	35
Other income	(10)	(5)	(17)	(7)
Income from operations	$336	$274	$1,083	$650
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	111	90	220	160
Loss (gain) from changes in fair value of commodity and FX derivatives, net	65	(5)	102	28
Total non-cash compensation expense	19	7	33	11
Impairment expense and loss on disposal of assets	—	5	—	5
Consolidated Adjusted EBITDA	$531	$371	$1,438	$854

Consolidated Adjusted EBITDA and Distributable Cash Flow

The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for the three and six months ended June 30, 2018 and forecast amounts for full year 2018 (in billions):

	Three Months	Six Months
	Ended	Ended
	June 30, 2018	June 30, 2018	Full Year 2018
Net income (loss) attributable to common stockholders	$(0.02)	$0.34	$0.2	-	0.4
Net income attributable to non-controlling interest	0.17	0.41	0.7	-	0.7
Income tax provision (benefit)	(0.00)	0.01			0.0
Interest expense, net of capitalized interest	0.22	0.43			0.9
Loss on modification or extinguishment of debt	0.02	0.02			0.0
Derivative loss (gain), net	(0.03)	(0.11)			0.0
Other expense (income)	(0.01)	(0.02)			(0.0)
Income from operations	$0.34	$1.08	$1.8	-	$2.0
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	0.11	0.22			0.5
Loss from changes in fair value of commodity and FX derivatives, net	0.07	0.10			0.0
Total non-cash compensation expense	0.02	0.03			0.0
Consolidated Adjusted EBITDA	$0.53	$1.44	$2.3	-	$2.5
Distributions/dividends to CQP/CQH non-controlling interest	(0.15)	(0.29)			(0.60)
SPL and CQP cash retained and interest expense	(0.31)	(0.77)			(1.30)
Cheniere interest expense and income tax	0.00	(0.01)			(0.05)
Cheniere Distributable Cash Flow	$0.08	$0.36	$0.40	-	$0.55

Note: Totals may not sum due to rounding.

Contacts:
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764